SINO AMERICAN OIL COMPANY

NEWS RELEASE

Sino American Oil Company to File Form 15

Reno, Nevada, December XX, 2011, Sino American Oil Company (OTCBB: OILY) (the “Company”) today announces that it will file a certification on Form 15 with the Securities and Exchange Commission ("SEC") in order to suspend its reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

The Board of Directors has approved this action as a cost reduction measure. Suspending and, ultimately, terminating the Company's SEC reporting obligations will allow it to reduce the substantial legal, accounting and other expenses associated with reporting compliance and make those savings available for continued operation of the business.

The decision to become a non-reporting public company has not been entered into lightly. The Board of Directors has sought advice from several outside resources before making the decision.

The Company is eligible to suspend its reporting obligations and deregister its common stock because it has fewer than 300 record holders of its common stock as of the date hereof and anticipate keeping the similar status in addition to its satisfaction of other eligibility criteria under the Exchange Act on the date of filing the Form 15. Immediately upon the filing of the Form 15, certain reporting obligations of the Company, such as its obligation to file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, will be suspended. Shares are anticipated being available for trading on the OTC Pink sheets, although there can no assurances that any trading market for the Company's securities will exist, after the Company has filed the Form 15.

Please visit our company website at www.sinoamericanoil.com or contact our office by phone at 866-261-8853.

On behalf of the board,

Ronald E. Hughes
President, Executive Director
Sino American Oil Company

Cautionary Statement Regarding Forward-Looking Information

This press release may include forward-looking statements within the meaning of the United States Securities Act of 1933, as amended, and the United States Securities Exchange Act of 1934, as amended, regarding Sino American Oil Company, including, without limitation, statements regarding expectations about future revenues, business opportunities or potential resource extraction projects. These statements are typically identified by use of words like “may”, “could”, “might”, “expect”, “anticipate”, “believe”, or similar words. Actual events or results may differ materially from the Company’s expectations, which are subject to a number of known and unknown risks and uncertainties including but not limited to changing market conditions, or changes made by domestic or foreign regulatory authorities governing resource extraction industries. Other risk factors discussed in the Company’s public filings may also affect the actual results achieved by the Company.